Exhibit 10.12
CERTAIN OF THE SCHEDULES AND ATTACHMENTS TO THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K, ITEM 601(A)(5). THE REGISTRANT HEREBY UNDERTAKES TO PROVIDE FURTHER INFORMATION REGARDING SUCH OMITTED MATERIALS TO THE COMMISSION UPON REQUEST.
Miramar Holdco, LLC
May 7, 2026
Mark Anquillare
via e-mail

Re:	Board of Managers of Miramar Holdco, LLC
Dear Mark:
On behalf of Miramar Holdco, LLC (the “Company”), this letter agreement confirms certain terms and conditions relating to your engagement as a member of the Board of Managers of the Company (the “Board”). Capitalized terms used but not defined herein will have the meanings set forth in the Amended and Restated Limited Liability Company Agreement of the Company, dated December 5, 2025 (as may be amended and restated from time to time, the “Company LLCA”).
1.Board Membership. Effective as of May 7, 2026 (the “Effective Date”), you will be appointed to the Board and will serve as a CVC Manager and the Audit Committee Chair.
2.Duties and Responsibilities. The Company’s current expected meeting schedule includes quarterly meetings of the Board, with the possibility of additional special meetings as called by the Board from time to time, as well as Board committee meetings. In addition to your attendance (which may be telephonic or “virtual” from time to time) at Board meetings (and meetings of any Board committees on which you may serve, including the Audit Committee), you agree that you will publicly disclose your Board service on LinkedIn and other public biographies. Additionally, as a member of the Board, you will be expected to provide advice and counsel to the Company and its subsidiaries on an as-needed basis between meetings, including, without limitation, in respect of the key advisory services set forth on Exhibit A attached hereto. As a member of the Board, you will be expected to carry out your fiduciary responsibilities, including but not limited to protecting Company proprietary information from unauthorized use or disclosure and you will ensure that your service as a member of the Board will not conflict with your service as an employee or director of, or consultant to, any other person or entity.
3.Annual Retainer. In consideration for your service, for each 12-month period during your tenure, you will receive a cash retainer of $100,000, payable in equal quarterly installments, in arrears and prorated for any partial quarter. Any cash retainer installment due will be paid within 30 days following the end of the preceding calendar quarter.
4.Equity Compensation. As soon as reasonably practicable following the Effective Date and subject to (a) your commencement of service and (b) the approval by the Manager (as defined in the Management Holdco Agreement) of Management Holdco, such approval not to be unreasonably withheld or delayed (Company management is currently unaware of any reason for disapproval or delay), you will be issued 465,000 Upstairs Class B Units of Management Holdco (the “Class B Unit Award”). The Class B Unit Award will be intended to qualify as a “profits interests” award for U.S. federal income tax purposes and will be subject to the terms and conditions of the Company LLCA, the Management Holdco Agreement and an award agreement entered into by and among you, the Company and Management Holdco. One-third of the Class B Unit Award will be subject to time-vesting conditions and the remaining two-thirds of the Class B Unit Award will be subject to performance-vesting conditions, in each case subject to your continued service through each applicable vesting date.
5.Co-Investment. On the Effective Date, you will purchase and the Company will sell to you 227,272.73 Upstairs Class A Units (as defined in the Management Holdco Agreement) (the “Co-Investment”) substantially on the terms as set forth below, at an aggregate purchase price of $250,000. The subscription price of each Upstairs Class A Unit subject to the Co-Investment will be equal to the fair market value of an Upstairs Class A Unit on the Effective Date (for clarity, based on the fair market value as of the Effective Date) and will be subject to the approval of the Manager of Management Holdco, such approval not to be unreasonably withheld or delayed, the terms and conditions of the Management Holdco Agreement, a subscription agreement and applicable state and federal securities laws. On the Effective Date, you will deliver to the Company (x) a cashier’s or certified check or wire transfer of immediately available funds in an aggregate amount equal to $250,000, as payment for the Co-Investment, (y) an executed counterpart signature page to the Management Holdco Agreement and (z) an executed counterpart signature page to the subscription agreement.
6.Expenses. During the Term, you will be authorized to incur on behalf and for the benefit of, and will be reimbursed by, the Company for reasonable documented out-of-pocket expenses related to your service on the Board, including travel expenses, provided such expenses are incurred and substantiated in accordance with Company policies. With respect to any air travel in connection with your Board service, you shall be entitled to fly business class. In addition, your reasonable and documented legal fees incurred by you solely in connection with the entry into this Agreement will be reimbursed by the Company, provided that in no event shall the Company be obligated to reimburse you any legal fees in excess of $30,000.00.
7.Representations, Warranties and Covenants. You represent, warrant and covenant to the Company that (a) you do not know of any conflict or any other agreement or obligation that would restrict you from becoming a member of the Board or complying with any of your obligations hereunder, and (b) during the term of your service with the Company, you will not enter into any agreement or arrangement inconsistent with your obligations to the Company.
8.Restrictive Covenants. For good and valuable consideration, including, without limitation, your eligibility to receive the annual retainer set forth in Section 3, the Class B Unit Award and the Co-Investment opportunity, each of which you acknowledge and agree is sufficient consideration, you agree that you will be bound by the restrictive covenants set forth in Exhibit B attached hereto (the “Restrictive Covenants”).
9.Independent Contractor. Nothing contained in this letter agreement will be construed as creating the relationship of employer and employee between you and the Company or any of its subsidiaries or affiliates (together, the “Company Group”). Because you are an independent contractor, no member of the Company Group will be responsible for any tax withholdings from the fees paid to you hereunder. Rather, it is your obligation to report and pay all federal, state and local income, self-employment and other taxes due on all payments from any member of the Company Group as may be required by law, and you agree to be responsible for the same and that the Company Group will have no liability in respect thereof. As an independent contractor, you will not be eligible to participate in any benefit, retirement or insurance plans provided by the Company Group.
10.Miscellaneous.
a.This letter agreement will not be construed as an employment agreement, either express or implied. Similarly, nothing in this letter will be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your service with the Company. You are free to end your relationship as a member of the Board at any time and for any reason only upon thirty (30) days advanced written notice. In addition, your right to serve as a member of the Board is subject to the provisions of the Company’s organizational documents. Further, notwithstanding anything to the contrary herein, to the extent you become an employee of the Company at any time following the date hereof, you will not, unless otherwise determined by the Board, be entitled to any further compensation hereunder following the date you commence such employment.
b.The terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company regarding your potential service on the Board.
c.No amendment or attempted waiver of any of the provisions of this letter agreement will be binding unless reduced to writing and signed by the parties. This letter agreement will be governed by Delaware law, without regard to otherwise applicable conflict-of-law principles. This letter agreement may be executed in separate counterparts (including by .pdf, e-sign or Docusign or any similar formats), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This letter agreement is intended to be a legally enforceable document, and will bind and inure to the benefit of and be enforceable by you, the Company and its respective successors and assigns. You may not assign your rights or delegate your duties or obligations hereunder without the prior written consent of the Company.
d.Subject to the terms of Article IX of the Company LLCA, to the fullest extent permitted by law, the Company will indemnify you against any liability incurred in connection with any proceeding in which you may be involved as a party or otherwise by reason of the fact that you are or were serving in an “indemnified capacity” and you will participate in the same manner and to the same extent as senior Company management and other non-executive Board members in the Company’s D&O policy covering such individuals.
e.The provisions of Sections 7 through 9 of this letter agreement, including, without limitation, the Restrictive Covenants, will survive any termination of this letter agreement and remain valid and binding obligations of the parties hereto.
[Signature Page Follows]

We look forward to your future service as a member of the Board. Please contact the undersigned if you have any questions or comments regarding the terms described above.

Sincerely,

Miramar Holdco, LLC

/s/ Omar Shalaby

By: Omar Shalaby
Title: Vice President, Secretary & Treasurer

Accepted and Agreed:

/s/ Mark Anquillare

Mark Anquillare
Date:

EXHIBIT A
Key Advisory Services
•Assisting in an advisory capacity and advising Bamboo Ide8 Insurance Services, LLC in efforts to go public (including related technology and accounting needs).
•Advising senior management on key strategic matters and initiatives (such as technology, new state expansion, new product expansion, new senior hires, mergers/acquisitions, etc.).
•Introducing market participants within key focus areas (e.g., technology, accounting, underwriting, etc.).